Exhibit 12.2
                                                                      6/20/2005

                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2004 and the year to date March 31, 2005

                                                                                                                          Three
                                                                                                                          Months
                                                                                                                          Ended
                                                                             Year ended December 31,                     March 31,
                                                            --------------------------------------------------------   ------------
                                                              2000       2001        2002        2003         2004        2005
                                                              ----       ----        ----        ----         ----        ----
                                                            -----------------------Thousands of Dollars-------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                                $698,801   $652,467  $  770,194  $  782,220   $  819,955    $113,496
Interest expense, net of amounts capitalized                 237,873    247,789     226,732     215,858      211,373      50,816
Distributions on mandatorily redeemable preferred securities  25,549     24,775      24,599      15,255            0           0
AFUDC - Debt funds                                            20,197      9,569       6,854       6,421        6,856       2,082

                                                            --------   --------  ----------  ----------   ----------    --------
Earnings as defined                                         $982,420   $934,600  $1,028,379  $1,019,754   $1,038,184    $166,394
                                                            ========   ========  ==========  ==========   ==========    ========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                                  $222,530   $220,627  $  208,148  $  183,953   $  173,226    $ 43,358
Interest on affiliated loans                                       0      1,082         845         274       16,479       4,141
Interest on interim obligations                               10,759     13,556       1,160         388          465          44
Amort of debt disc, premium and expense, net                  11,668     11,740      12,857      15,671       14,793       3,771
Other interest charges                                        13,113     10,352      10,577      21,993       13,266       1,586
Distributions on mandatorily redeemable preferred securities  25,549     24,775      24,599      15,255            0           0

                                                            --------   --------  ----------  ----------   ----------    --------
Fixed charges as defined                                     283,619    282,132     258,186     237,534      218,229      52,900
Tax deductible preferred dividends                             1,089      1,089       1,089       1,089        1,089         272
                                                            --------   --------  ----------  ----------   ----------    --------
                                                             284,708    283,221     259,275     238,623      219,318      53,172
                                                            --------   --------  ----------  ----------   ----------    --------
Non-tax deductible preferred dividends                        15,067     14,435      13,350      17,178       22,508       5,800
Ratio of net income before taxes to net income              x  1.602   x  1.623  x    1.619  x    1.593   x    1.624    x  1.141
                                                            --------   --------  ----------  ----------   ----------    --------
Pref dividend requirements before income taxes                24,137     23,428      21,614      27,365       36,553       6,618
                                                            --------   --------  ----------  ----------   ----------    --------
Fixed charges plus pref dividend requirements               $308,845   $306,649  $  280,889  $  265,988   $  255,871    $ 59,790
                                                            ========   ========  ==========  ==========   ==========    ========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS                                 3.18       3.05        3.66        3.83         4.06        2.78
                                                                ====       ====        ====        ====         ====        ====
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